[GRAPHIC    OMITTED]
                                                October  24,  2003

                                                       For Release  7:30 AM CDT,
                                                                October 24, 2003
                                                 For More  Information  Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151

         TECHE HOLDING COMPANY REPORTS FY 2003 EARNINGS OF $6.2 MILLION


NEW IBERIA, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Savings Bank, today reported net income of $6.2 million for fiscal year 2003.

Summary of Year-End  EPS and Net Income

Basic earnings per share for the year ended September 30, 2003 were $2.73 compared to $2.72 for the same period last year. The increase in basic earnings per share was primarily due to increased deposit fees, repurchases of the Company's common stock and a gain on sale of loans, offset by a decrease in net interest income. Diluted earnings per share for fiscal 2003 were $2.55 compared to $2.58 in fiscal 2002. The difference in basic earnings per share compared to diluted earnings per share was primarily due to the increase in the stock price and the effect of stock options issued immediately following the Company initial public offering.

"Our performance this year follows two record years in which our earnings increased by 19% in fiscal 2001 and 43% in fiscal 2002," said Little. "Our performance this year matches last year's outstanding earnings, despite the challenging interest rate environment."

Dividends for Fiscal 2003

Dividends per share for fiscal 2003 amounted to $0.58 per share, compared to $0.50 per share during fiscal 2002, an increase of 16%, with the payout ratio for dividends increasing to 21% compared to a payout ratio of 18% the previous year. The Company increased its dividend in each of the past two quarters. In


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increasing the dividend,  management  considered the historic improvement in the earnings of the Company and the increase in the stock price, as well as recent laws lowering tax rates on dividends, thus placing more money in the hands of shareholders and helping to improve the economy.

Year End Net Interest  Income

Net interest income for fiscal 2003 was $15.8 million compared to $17.4 million in fiscal 2002. Interest Income for the year ended September 30, 2003 was $29.5 million compared to $33.7 million in fiscal 2002, a decrease of $4.2 million or 12.5%, primarily due to a reduction in yields and average balances of traditional mortgage loans. Interest expense for the twelve months ended September 30, 2003 decreased $2.7 million or 16.4%, primarily due to reduced interest rates paid on deposits.

Year End  Non-Interest  Income and  Non-Interest  Expense

"We have sustained our improvement in non-interest income compared to non-interest expense (net non-interest expense) for over 5 years," said Little. "Deposit service charges amounted to $8.0 million or 83% of total non- interest income," said Little. "This has provided our stockholders with a stable and growing source of income for over eight years."

Achievements in non-interest income compared to non- interest expense for fiscal 2003 include:

* Non-interest income amounted to $9.6 million, compared to $7.9 million, in fiscal 2002.

* Non-interest income as a percent of operating income was 37.8%, compared to 31% in 2002.

* Non-interest income as a percent of average assets was 1.73%, compared to 1.58% in fiscal 2002.

Stock Repurchases

     In the past year, the Company repurchased 142,700 shares or 6% of its shares outstanding. On March 21, 2003, the Company announced it had adopted a program to repurchase up to an additional 5% or 116,000 shares of the Company's common stock.

     Book value per share of common stock was $25.36 at September 30, 2003, compared to $23.80 a year ago, an increase of $1.56 per share.



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Summary of Quarterly EPS and Net Income

Basic earnings per share for the quarter ended September 30, 2003 were $0.61 compared to $0.69 for the same period last year. The decrease in quarterly earnings was primarily due to margin compression. Diluted earnings per share for the quarter ended September 30, 2003 were $0.57 compared to $0.65 in fiscal 2002. The difference in basic earnings per share compared to diluted earnings per share was primarily due to the increase in the stock price and the effect of stock options issued immediately following the company's initial public offering.

Net interest income for the quarter ended September 30, 2003 declined to $3.8 million from $4.3 million, a decrease of $465,000. Quarterly interest income decreased to $7.0 million from $8.2 million, a decrease of $1.2 million or 14.6%, primarily due to a reduction in yields and average balances of traditional mortgage loans. Interest expense for the three months ended September 30, 2003 decreased $683,000 or 17.6%, primarily due to reduced interest rates paid on deposits.

Quarterly Dividends

Dividends per share for the quarter ended September 30, 2003 amounted to $0.17 per share compared to $0.125 per share a year ago, an increase of 36% with the quarterly payout ratio for dividends increasing to 28% compared to a payout ratio of 18% the previous year.

Quarterly   Non-Interest  Income  and  Non-Interest Expense

Achievements in non-interest income compared to non-interest expense for the quarter ended September 30, 2003 include:

* Quarterly non-interest income was $2.4 million, compared to $2.0 million a year ago.

* Deposit service fees amounted to $2.2 million or 91% of quarterly non-interest income for fiscal 2003, compared to $1.9 million, or 91% of quarterly non-interest income for the same period in fiscal 2002.

* Non-interest income as a percent of operating income was 39%, compared to 32% in 2002.


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*       Non-interest income as a percent of average assets was 1.85%, compared to 1.62% in fiscal 2002.

Expansion in Lafayette and Baton Rouge

     In the Fall of 2003 Teche will be opening two new branch facilities. On October 27, 2003, a new office replacing a storefront location in the key Pinhook Road area in Lafayette will enable Teche to better serve customers in one of the best markets in Louisiana. In addition Teche will enter a new market in Baton Rouge, with the first office slated to open in November 2003. The Baton Rouge MSA population is 600,000, the largest market Teche has entered to date.

SmartGrowth Loans

     SmartGrowth loans, consisting of consumer, commercial, home equity and alternative mortgages, grew to 48% of total loans. The improvement from 37% in 2002 shows the Company's progress in its transition to a community bank. The Company's greatest increases in the loan portfolio were commercial loans, which increased 137% and alternative mortgages which increased 80%. Teche's conforming mortgage portfolio remained a healthy 52% of total loans.

Asset Quality

     While growing SmartGrowth loans, Teche maintained high asset quality. Non-performing assets to equity was 2.2%. Non-performing loans to net loans was 0.27%. Reserves to non-performing loans amounted to 350%.

SmartGrowth Deposits

     SmartGrowth deposit accounts, consisting of checking accounts, money market accounts, and savings accounts showed solid growth. Total SmartGrowth deposits amounted to 49% of total deposits, from 44% a year ago. Teche markets totally free checking, a key strategy for nine years, to attract customers who then open other deposit and loan accounts. "These SmartGrowth checking and savings deposits provide customers with convenient cash and the Company with low cost deposits," said Little.

     Teche is the fourth largest publicly traded bank headquartered in Louisiana with over $500 million in assets. Teche Holding Company is the


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parent company of Teche Federal Savings Bank, which operates 15 offices in South
Louisiana and serves nearly 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.

     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.




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                              TECHE HOLDING COMPANY
                                  Franklin, LA
                  (Dollars in thousands, except per share data)
                                   (UNAUDITED)

                         CONDENSED STATEMENTS OF INCOME


                                        Three Months Ended   Twelve Months Ended
                                           September 30,         September 30,
                                           -------------         -------------
                                         2003       2002        2003      2002
                                         ----       ----        ----      ----
Interest Income                         $7,046     $8,194      $29,485   $33,697
Interest Expense                         3,197      3,880       13,672    16,345
                                        ------     ------       ------    ------
Net Interest Income                      3,849      4,314       15,813    17,352
Provision for Loan Losses                   15         60           75       205
                                        ------     ------       ------    ------
Net Interest Income after
  Provision for Loan Losses              3,834      4,254       15,738    17,147
Other Income                             2,417      2,044        9,606     7,900
Other Expenses                           4,249      3,891       16,016    15,613
                                        ------     ------       ------    ------
  Income Before Gain on Sales of
  Securities and Income Taxes            2,002      2,407        9,328     9,434

Gain on Sales of Securities                 24          1           43        87

Income Taxes                               652        831        3,186     3,285
                                        ------     ------       ------    ------
Net Income                              $1,374     $1,577       $6,185    $6,236
                                        ======     ======       ======    ======


                             SELECTED FINANCIAL DATA

Dividends declared per Share             $0.17     $0.125        $0.58     $0.50
Basic Earnings Per Common Share          $0.61      $0.69        $2.73     $2.72
Diluted Earnings Per Common Share        $0.57      $0.65        $2.55     $2.58
Annualized Return On Avg Assets          1.05%      1.24%        1.19%     1.25%
Annualized Return on Avg Equity          9.50%     11.32%       10.82%    11.56%
Net Interest Margin                      3.18%      3.60%        3.28%     3.66%
Other Expenses/Average Assets            3.25%      3.07%        3.08%     3.13%
Other Income/Average Assets              1.85%      1.62%        1.85%     1.58%





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                              TECHE HOLDING COMPANY
                                  Franklin, LA
                  (Dollars in thousands, except per share data)
                                   (UNAUDITED)

                         CONDENSED STATEMENTS OF CONDITION
                                       AT


                                                         September 30, 2003   September 30, 2002
                                                         ------------------   ------------------

      SmartGrowth Loans (1)                                  $174,092                   $129,939
      Traditional Mortgage Loans                              186,435                    224,143
                                                             --------                   --------
                                                              360,527                    354,082
      Less Allowance for Loan Losses                           (3,397)                    (3,459)
                                                             --------                   --------
      Loans Receivable, Net                                   357,130                    350,623

      Cash & Securities                                       150,563                    135,593
      Foreclosed Real Estate                                      268                        580
      Other                                                    28,985                     27,221
                                                             --------                   --------
          TOTAL ASSETS                                       $536,946                   $514,017
                                                             ========                   ========

      Checking, Money Market and Savings Deposits             172,328                   $153,210
      Time Deposits                                           176,940                    195,915
                                                             --------                   --------
      Total Deposits                                          349,268                    349,125

      FHLB Advances                                           126,310                    103,471
      Other Liabilities                                         4,372                      5,055
      Stockholders' Equity                                     56,996                     56,366
                                                             --------                   --------
          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                               $536,946                   $514,017
                                                             ========                   ========


      Ratio of Equity to Assets                                  10.6%                      11.0%
      Book Value per Common Share                              $25.36                     $23.80
      Non-performing Assets/Total Assets                         0.23%                      0.56%

      Shares Outstanding (in thousands)                         2,247                      2,368


---------------------
(1) Consumer loans, home equity loans, commercial loans, and commercial mortgage loans.



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